Exhibit 10.35

MASTER AGREEMENT

for

INFORMATION TECHNOLOGY SERVICES

between

HILLWOOD ENTERPRISES, L.P.

and

PEROT SYSTEMS CORPORATION

Dated as of April 1, 2001

i

ii

PAGE
20.2 BINDING NATURE AND ASSIGNMENT	28
20.3 SEVERABILITY	28
20.4 COUNTERPARTS	28
20.5 RELATIONSHIP OF PARTIES	28
20.6 COMPLIANCE WITH LAWS AND REGULATIONS	29
20.7 HIRING OF EMPLOYEES	29
20.8 THIRD PARTY BENEFICIARIES	29
20.9 MEDIA RELEASES	29
20.10 MODIFICATION AND WAIVER	29
20.11 ENTIRE AGREEMENT	30
20.12 GOVERNING LAW	30
SCHEDULE 3.4
FORM OF
STATEMENT OF WORK
SCHEDULE A
SERVICES
SCHEDULE B
SERVICE LEVELS
SCHEDULE C
HILLWOOD OBLIGATIONS
SCHEDULE D
CHARGES
SCHEDULE 8.3
CHANGE CONTROL PROCESS
SCHEDULE 11.2
COST OF LIVING ADJUSTMENT
SCHEDULE 18
DISPUTE RESOLUTION PROCEDURES
SCHEDULE 19
FORM OF NON-DISCLOSURE AGREEMENT

iii

MASTER AGREEMENT
for
INFORMATION TECHNOLOGY SERVICES

THIS MASTER AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES, dated as of April 1, 2001 (the “Effective Date”), is between Hillwood Enterprises, L.P., a Texas limited partnership, (“Hillwood”), and Perot Systems Corporation, a Delaware corporation (“Perot Systems”). Hillwood and Perot Systems are collectively hereinafter referred to as the “Parties,” and individually, a “Party”.

1	BACKGROUND AND OBJECTIVES

1.1	Perot Systems is in the business of providing, among other things, management consulting and information technology services.

1.2	Perot Systems and Hillwood desire to enter into this Agreement, which will set forth the terms and conditions that will apply to services that Perot Systems will provide to Hillwood pursuant to Statements of Work that Perot Systems and Hillwood will enter into from time to time.

1.3	Accordingly, for and in consideration of the agreements set forth below, Hillwood and Perot Systems agree as follows:

2	DEFINITIONS

2.1	Certain Definitions

As used in this Agreement:

“Applications Software” or “Applications” are those programs and programming (including the supporting documentation, media, online help facilities and tutorials) that perform in the conduct of the Services specific user-related data processing and telecommunications tasks, and includes any data entry, update, query, or report program that processes data for a use.

“Change Control Process” shall have the meaning given in Section 8.3.

“Confidential Information,” with respect to a Party, is all non-public written, electronic, and oral proprietary information communicated to the other Party during the Term and in connection with this Agreement or any Statement of Work, including (a) with respect to Hillwood, all non-public information of or relating to Hillwood and its affiliates, owners, officers, employees and customers, (b) with respect to Perot Systems, all costing, pricing, technology, techniques, processes, methodologies, and other proprietary information of Perot Systems and its affiliates, owners, officers, employees and customers,, and (c) with respect to each Party, the terms of this Agreement and each Statement of Work. Confidential Information will not include information that (i) was known by the receiving Party without an obligation of confidentiality before its receipt from the disclosing Party, (ii) is independently developed by the receiving Party without reliance on Confidential

Information of the Disclosing Party, (iii) is or becomes publicly available without a breach by the receiving Party of this Agreement, or (iv) is disclosed to the receiving Party by a third person who is not required to maintain its confidentiality.

“Hillwood Data” are all data and information that Hillwood submits to Perot Systems in connection with the Services, including information submitted to Perot Systems before the Effective Date; data and information of Hillwood’s customers; and all information derived from that information, including as stored in or processed through the Equipment or Software.

“Hillwood Equipment” is Equipment owned or leased by Hillwood.

“Hillwood Software” is any Software (including any third party Software), or part of any Software, that is operated by or on behalf of Hillwood as of the Effective Date and any other Software (other than Perot Systems Software) that Perot Systems may use to provide the Services.

“Effective Date” is the effective date of this Agreement and, with respect to each Statement of Work, the effective date of that Statement of Work.

“Equipment” includes computer and communications equipment, including personal computers, modems, printers, mainframes, routers, cabling and related equipment.

“Key Positions” will have the meaning given in Section 4.2.

“Losses” are all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

“New Services” are any services, functions or responsibilities other than the Services.

“Perot Systems Personnel” are the Perot Systems employees, together with any Perot Systems subcontractors and independent contractors of Perot Systems who are assigned to perform the Services.

“Perot Systems Software” is any Software, or part of any Software, that is designed, developed, owned, modified or provided by or on behalf of Perot Systems.

“Required Consents” will have the meaning given in Section 5.6.

“Services” are, with respect to each Statement of Work, the services set forth in Schedules to that Statement of Work.

“Service Levels” are, with respect to each Statement of Work, the levels of performance at which Perot Systems agrees to provide to Hillwood the Services pursuant to that Statement of Work as set forth in that Statement of Work.

“Software” is Applications Software and Systems Software.

“Statement of Work” is any agreement, as provided for in Section 3.4 of this Agreement that is entered into between Perot Systems and Hillwood for the provision of Services to Hillwood.

“Systems Software” are those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform tasks basic to the functioning of the Equipment and which Perot Systems needs to operate the Applications Software or otherwise support the provision of Services. Systems Software includes mainframe/mid-range operating systems, LAN server/desktop operating systems, network operating systems, systems utilities, data security software and telecommunications monitors.

“Term” will have the meaning given in Section 3.2.

“Third Party Service Contracts” are those agreements under which a third party is, as of the Effective Date, furnishing or providing services to Hillwood similar to any of the Services.

“Third Party Software” is the Applications Software and Systems Software used to provide the Services that is provided under license to Perot Systems or Hillwood by a third party.

“Transferred Employees” are, with respect to each Statement of Work, the employees of Hillwood who accept employment with Perot Systems pursuant to that Statement of Work.

2.2	Other Definitions

Other terms used in this Agreement are defined in the context in which they are used and will have the respective meanings there indicated.

3	AGREEMENT, TERM AND AUTHORITY

3.1	Scope of this Agreement

During the Term, Perot Systems will provide to Hillwood, and Hillwood will obtain from Perot Systems, Hillwood’s requirements for the Services. Except as the Parties may otherwise expressly agree in a Statement of Work, this Agreement establishes the standard terms and conditions that will be applicable to each Statement of Work. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Statement of Work, the terms of the Statement of Work will control.

3.2	Term

The term (the “Term”) of this Agreement will begin on the Effective Date and, unless earlier terminated in accordance with the provisions of this Agreement, will end on the seventh anniversary of the Effective Date, or such later date as the parties may mutually agree. The Term of each Statement of Work will be as set forth in that Statement of Work.

3.3	Authority

Hillwood represents that as of the Effective Date of this Agreement it has, and as of the Effective Date of each Statement of Work it will have, the authority to act concerning all matters relating to this Agreement and each Statement of Work, including the giving or withholding of any approval, acceptance, consent, notice, or other action required or permitted by this Agreement or that Statement of Work.

3.4	Statements of Work

Unless the parties otherwise expressly agree in that Statement of Work, each Statement of Work will be generally in the form of Schedule 3.4 hereto and will:

(a)	Incorporate by reference the terms and conditions of this Agreement identified for such purpose in that Scope of Work.

(b)	Designate the Effective Date and Term of that Statement of Work.

(c)	Describe the obligations of Perot Systems pursuant to that Statement of Work, including the Services to be provided and any Service Levels applicable to those Services.

(d)	Describe the obligations of Hillwood pursuant to that Statement of Work, including any obligations relating to the provision of facilities, equipment, or other support to be provided by Hillwood that are different from, or in addition to, the resources and support to be provided as described in this Agreement.

(e)	Specify Perot Systems’ charges and the method of payment of those charges for the Services provided under that Statement of Work.

(f)	Include any other provisions mutually deemed necessary or desirable by the Parties.

4	PEROT SYSTEMS PERSONNEL

4.1	Transferred Employees

As of the Effective Date of each Statement of Work, Perot Systems will have offered employment to the employees of Hillwood mutually agreed upon and identified prior to the applicable Effective Date. Such offers of employment will be in accordance with Perot Systems’ normal employment policies. Hillwood’s termination of such Transferred Employees shall be in accordance with Hillwood’s normal employment policies, which policies include the return of all Hillwood property, including computer equipment, in a terminated employee’s possession.

4.2	Key Positions

(a)	As soon as reasonably practicable after the Effective Date of each Statement of Work, Hillwood and Perot Systems will mutually identify the key positions (the “Key Positions”) within Perot Systems that will be dedicated to the performance of the Services pursuant to that Statement of Work and that are deemed critical to the success of Hillwood’s information technology operations.

(b)	Before assigning an individual to a Key Position, Perot Systems will notify Hillwood of the proposed assignment, introduce the individual to appropriate Hillwood representatives (and, upon request, provide those representatives with the opportunity to interview the individual) and provide Hillwood with a résumé and any other information about the individual that Hillwood reasonably requests. If Hillwood objects to the proposed assignment and provides Perot Systems with its reasons in writing, the Parties will attempt to resolve Hillwood’s concerns on a mutually agreeable basis.

(c)	Any Perot Systems’ employee assigned to a Key Position shall execute a confidentiality agreement in the form of the attached Schedule 19.

4.3	Qualifications, Retention and Replacement of Perot Systems Personnel

(a)	Perot Systems will assign the number of personnel necessary to perform the Services in accordance with the Service Levels. The personnel Perot Systems assigns to perform the Services will be properly educated, trained and qualified for the Services they are to perform.

(b)	If Hillwood determines in good faith that the continued assignment of any of the Perot Systems Personnel to Hillwood’s account is not in Hillwood’s best interests, then Hillwood will give Perot Systems written notice to that effect. After receiving that notice, Perot Systems will have a reasonable period of time in which to investigate the matters stated in that notice, discuss its findings with Hillwood, and resolve any problems with such person.

5	EQUIPMENT, THIRD PARTY SERVICE CONTRACTS, AND FACILITIES

5.1	Existing Equipment

(a)	Except for the rights granted to Perot Systems under this Section 5.1, or as otherwise expressly agreed in a Statement of Work, as between Hillwood and Perot Systems, all right, title and interest in and to the Existing Hillwood Equipment (as defined in Section 5.1(b)) remains with Hillwood.

(b)	During the Term of each Statement of Work and unless otherwise provided therein, Hillwood will make available to Perot Systems at no charge the Hillwood Equipment used by or on behalf of Hillwood before the Effective Date to which the Services pertain under any Statement of Work (the “Existing Hillwood Equipment”).

(c)	With respect to Existing Hillwood Equipment that is leased: (i) Hillwood grants to Perot Systems, at no charge, the same rights of access to, and use of, that Existing Hillwood Equipment that Hillwood exercised over that Equipment before the applicable Effective Date, (ii) Perot Systems will have management responsibility for that Existing Hillwood Equipment during the applicable Term to the same extent as if Perot Systems were the lessee, and (iii) Perot Systems will comply with the duties imposed on Hillwood under the leases for that Existing Hillwood Equipment to the same extent as Hillwood complied before the applicable Effective Date.

5.2	New Equipment

(a) Unless otherwise agreed, if any new Equipment or upgrades to Existing Hillwood Equipment are required for Perot Systems to provide the Services under any Statement of Work, such new Equipment or upgrades to Existing Hillwood Equipment will be purchased by Hillwood pursuant to the Change Control Process set forth in Section 8.3.

(b) Perot Systems shall acquire in its own name and for its own account only that Equipment required by Perot Systems personnel to perform the Services under a Statement of Work. Such Equipment will be limited to laptops, personal printers, pagers, handheld devices, and cellular phones.

(c) With respect to new Equipment or upgrades to Existing Hillwood Equipment acquired by Hillwood under Section 5.2(a): (i) Hillwood grants to Perot Systems the same rights of access to, and use of, that new Hillwood Equipment or upgrades to Existing Equipment that Hillwood has, and (ii) Perot Systems will have management responsibility for that Equipment or upgrades to Existing Hillwood Equipment as set forth in a Statement of Work.

5.3	Hillwood Facilities

(a)	Beginning on the Effective Date of each Statement of Work, Hillwood will provide to Perot Systems, at no charge, the space, office furnishings, janitorial service, telephone service, utilities (including air conditioning) and general office equipment, supplies, and duplicating services in Hillwood’s premises that Perot Systems may reasonably require to provide the Services pursuant to that Statement of Work, including the space, furnishings, and general office equipment used by the Transferred Employees before the applicable Effective Date, and the space, furnishings, and general office equipment specifically identified in each Statement of Work (collectively, the “Hillwood Facilities”).

(b)	Perot Systems’ employees will have reasonable access to the Hillwood Facilities 24 hours a day, seven days a week. In addition, Hillwood will provide necessary storage space for backup data files and will provide additional storage space that may be required by any change in retention schedules required by any regulatory authority with jurisdiction over Hillwood’s business.

(c)	If Hillwood contemplates or makes a final decision to alter or relocate the Hillwood Facilities, and the alteration or relocation could reasonably be expected to impact Perot Systems’ performance of the Services or costs to provide the Services, then Hillwood will provide Perot Systems with sufficient advance notice of that fact to allow Perot Systems a reasonable amount of time to prepare for and implement the alteration or relocation as it impacts Perot Systems. Before requiring Perot Systems to relocate from any Hillwood Facilities, the Parties will agree on any adjustments to (i) the Service Levels that may be required as a result of the alteration or relocation, and (ii) Perot Systems’ charges under any Statement of Work that may be required to equitably compensate Perot Systems for any additional costs it may incur in connection with the alteration or relocation.

(d)	Perot Systems will have the following obligations in connection with its use of the Hillwood Facilities:

(1)	Except as may be specifically authorized by Hillwood, Perot Systems will use the Hillwood Facilities solely to provide the Services.

(2)	Perot Systems will keep the Hillwood Facilities in good order, not commit waste or damage to those facilities, not use those facilities for any unlawful purpose and comply with Hillwood’s standard policies and procedures, as made available to Perot Systems before the applicable Effective Date, regarding access to and use of the Hillwood Facilities.

(3)	When the Hillwood Facilities are no longer needed to perform the Services, Perot Systems will return those facilities to Hillwood in substantially the same condition as when Perot Systems began using them, subject to reasonable wear and tear.

5.4	Perot Systems Facilities.

Perot Systems may perform the Services in such facilities maintained by Perot Systems (collectively, “Perot Systems Facilities”) as Perot Systems deems appropriate following consultation with Hillwood, so long as appropriate security procedures have been implemented and are being observed at the Perot Systems Facilities.

5.5	Third Party Service Contracts.

(a)	On or before the Effective Date of each Statement of Work, Hillwood will provide Perot Systems with a list of all Third Party Service Contracts related to the Services to be provided pursuant to that Statement of Work. Perot Systems will assume management responsibility for those identified Third Party Service Contracts as of the applicable Effective Date, and Hillwood will retain financial responsibility for those Third Party Service Contracts at all times during the Term of that Statement of Work.

(b)	During the Term of each Statement of Work:

(1)	Hillwood will make available to Perot Systems the services provided by third parties under each Third Party Service Contract and used by Hillwood before the Effective Date of that Statement of Work in performing the services and functions assumed by Perot Systems thereunder.

(2)	Perot Systems will have administrative and management responsibility for managing those third party services to the same extent as if Perot Systems were the contracting party for them, provided that Perot Systems shall not increase Hillwood’s obligations under such without Hillwood’s prior written consent. Hillwood will retain sole authority to execute amendments to the Third Party Service Contracts, and upon Perot Systems’ reasonable request, Hillwood will act to terminate those Third Party Service Contracts at the earliest available opportunity.

5.6	Required Consents

Hillwood, with the cooperation of Perot Systems, will obtain those consents as may be required for the assignment or grant to Perot Systems of the same rights of access and use that Hillwood has in and to the Software, Equipment leases and Third Party Service Contracts (“Required Consents”). Hillwood will pay any fees (such as transfer or upgrade fees) that may be required to obtain a Required Consent. If a Required Consent is not obtained, then, unless and until that Required Consent is obtained, Perot Systems and Hillwood will mutually determine and adopt alternative approaches that are necessary and sufficient to provide the Services without those Required Consents, including making appropriate adjustments to the Service Levels and Perot Systems’ charges under the applicable Statement of Work.

5.7	Risk of Loss

As between Perot Systems and Hillwood, during the Term of each Statement of Work the risk of loss for Equipment and Software provided in accordance with this Agreement will remain with the Party at whose facility the applicable Equipment or Software is located at the time of such loss, provided that neither party will be responsible for the loss of laptops, handheld devices, and cellular phones in the possession, custody and control of the other party. The risk of loss for any Equipment and/or Software while in the custody and control of a third party for the purpose of transit will remain with the Party that arranged the shipment.

6	PROPRIETARY RIGHTS AND SOFTWARE

6.1	Software

As between Hillwood and Perot Systems, Hillwood will retain all right, title and interest in and to the Hillwood Software. With respect to the Hillwood Software that Perot

Systems needs in order to provide the Services pursuant to any Statement of Work, including the Hillwood Software listed in that Statement of Work, Hillwood hereby grants to Perot Systems the non-exclusive right, at no charge, to operate, copy, modify or otherwise use that specified Hillwood Software in order to provide the Services. Hillwood Software existing as of the Effective Date will be made available to Perot Systems in the same form and on the same media as exists on the Effective Date, together with existing documentation and any other related materials.

6.2	Perot Systems Software

(a)	Perot Systems Software will be and remain the property of Perot Systems and its licensors, and Hillwood will have no rights or interests in Perot Systems Software except as otherwise described in this Agreement.

(b)	During the Term of each Statement of Work, Perot Systems hereby grants to Hillwood, and Hillwood hereby accepts from Perot Systems, a nonexclusive, nontransferable, paid up, royalty free license to access any Perot Systems Software as necessary to use the Services that Perot Systems is obligated to provide to Hillwood pursuant to that Statement of Work, subject to Perot Systems’ right to grant such a license with respect to any Perot Systems Software licensed by Perot Systems.

(c)	Perot Systems, with Hillwood’s cooperation, will use commercially reasonable efforts to obtain any third party consents necessary for Hillwood to access the Perot Systems Software as contemplated by Section 6.2(b).

6.3	Existing Third Party Software

Hillwood grants to Perot Systems the same rights of access to, and use of, the Third Party Software that Hillwood exercised over it before the applicable Effective Date, and Perot Systems will be responsible for that Software during the applicable Term to the same extent as if Perot Systems were the licensee of that Software. Perot Systems will comply with the duties, including use restrictions and those of nondisclosure, imposed on Hillwood under the licenses for that Software to the extent complied with by Hillwood. Hillwood will continue to pay for any costs, charges and fees associated with the use of that Third Party Software. If Perot Systems identifies any unlicensed Third Party Software, Perot Systems will, at Hillwood’s discretion, (i) obtain a license for such software at Hillwood’s expense with Hillwood’s prior written approval, or (ii) remove the software from Hillwood’s system. If Perot Systems is unable to obtain a license to any unlicensed Third Party software and as a result is forced to remove such software from Hillwood’s system, then to the extent that Perot Systems is obligated to provide support for such Software, Perot Systems will not be liable for any failure to meet the Service Levels caused by such removal and, if such removal causes an increase or decrease in the cost to Perot Systems to provide the Services, the parties will agree, through the Change Control Process, to an equitable adjustment in the charges hereunder.

6.4	New Third Party Software

(a)	Without Hillwood’s prior written approval, Perot Systems will not introduce any third party Applications Software in providing the Services if that Software will negatively impact the Services, Service Levels, or the charges to Hillwood.

(b)	Hillwood, at Perot Systems’ request, will provide new third party Systems Software including in addition to, or in replacement of, existing third party Systems Software as necessary or appropriate to provide the Services (including maintaining, upgrading, enhancing and implementing new versions of existing third party Systems Software).

6.5	Rights in New Software

Ownership of new software developed under any Statement of Work shall be determined according to the terms of that Statement of Work.

6.6	Residual Knowledge

Nothing contained in this Agreement or in any Statement of Work will restrict either Party from using any ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques relating to the Services that either Party, individually or jointly, develops or discloses under this Agreement or any Statement of Work, provided that in doing so the Party does not breach its obligations under Article 13 or infringe the intellectual property rights of the other Party or third parties who have licensed or provided materials to the other Party. Without limiting this provision, nothing in Section 6.5 will prevent either Party from independently developing any Software that is the same or similar to any Software owned by the other Party so long as the developing party does not violate any copyright of the other Party. Except for the license rights contained in this Article or any Statement of Work, this Agreement and the Statements of Work, and any disclosures made hereunder or thereunder do not grant any license to either Party under any patents or copyrights of the other Party.

6.7	Export

The Parties acknowledge that certain Software and technical data to be provided under this Agreement and any Statement of Work may be subject to export controls under the laws and regulations of the United States or other countries. Neither Party will export or re-export any of those items or any direct product of them nor undertake any transaction in violation of any of those laws or regulations. To the extent within a Party’s control, that Party will be responsible for, and will coordinate and oversee, compliance with those export laws concerning any items it exports or imports under this Agreement.

7	PERFORMANCE STANDARDS

7.1	General

After the initial 90 days after the Effective Date of a Statement of Work (the “Beta Period”) and continuing thereafter for the term of such Statement of Work, Perot Systems’ level of performance will be at least equal to the Service Levels specified in that Statement of Work. The Parties will use the Beta Period to (i) verify for which Services a Service Level will be established and whether the measurement tools exist to gather the necessary data to measure the selected Service Levels, (ii) implement, at Hillwood’s request and expense, the appropriate measurement tools, and (iii) gather the data from which Service Levels may be appropriately established and adjusted.

7.2	Credits and Bonuses

Except as provided in Section 7.4, after the Beta Period, if Perot Systems’ performance of the Services fails to meet any Service Level, Hillwood, as its sole remedy and as Perot Systems’ sole liability, will be entitled to a credit in the amount calculated in accordance with the provisions of the applicable Statement of Work. In addition, except as provided in Section 7.4, if Perot Systems fails to meet any Service Level, Perot Systems will promptly (i) investigate and report on the causes of the problem; (ii) advise Hillwood of the status of remedial efforts being undertaken concerning those problems; (iii) use all commercially reasonable efforts to correct the problem and begin meeting the Service Levels; and (iv) take commercially reasonable measures to prevent the problem from recurring. If Perot Systems’ performance of the Services exceeds certain Service Levels designated as Bonus Offset Standards in accordance with the applicable Statement of Work, then Perot Systems will be entitled to earn bonuses, which shall only be used by Perot Systems to offset credits to which Hillwood is or may become entitled to under this Section. Any such bonuses shall not entitle Perot Systems to any additional compensation with respect to the applicable Statement of Work.

7.3	Adjustment of Service Levels

The Parties will meet to review the Service Levels at least annually, or more frequently as either Party may reasonably request. As a result of those meetings and as necessary from time to time during the Term, the Parties may by mutual agreement add to, delete or adjust the Service Levels under a Statement of Work. The reasons for those additions, deletions or adjustments may include improved performance capabilities associated with advances in the technology and methods used to perform the Services, or changes in Hillwood’s business or technology environment, such as the implementation of a major initiative that changes the nature of the Services. Where the Parties agree to make such an addition, deletion or adjustment, the Parties shall also agree on any adjustment in Perot Systems’ charges appropriate to reflect changes in the costs to provide the Services in accordance with the new Service Levels.

7.4	Responsibility for Achieving Service Levels

Perot Systems will not be responsible for the Service Levels under any Statement of Work to the extent they are adversely affected by (i) Hillwood’s material failure to perform its obligations under this Agreement or any Statement of Work; (ii) the wrongful acts or omissions of Hillwood or its third party vendors (including those third party vendors that are managed by Perot Systems); (iii) the failure of any of Hillwood’s employees to adequately perform their tasks related to the Services; (iv) unreasonable, untimely, incomplete or inaccurate information from Hillwood; (v) Hillwood’s failure to make available information, materials, software, hardware, equipment or personnel in the manner required by this Agreement; (vi) the failure of Hillwood Equipment or any third party equipment required by Perot Systems to provide the Services, in a manner that is not within Perot Systems’ ability to control; or (vii) the occurrence of a Force Majeure Event (as defined in Section 17.2) under this Agreement or any Statement of Work.

7.5	Measurements and Monitoring Tools

Upon Hillwood’s request and at Hillwood’s expense, Perot Systems will implement and use the necessary measurement and monitoring tools and procedures necessary to measure and report its performance of the Services against the applicable Service Levels. That measurement and monitoring will permit reporting at a level of detail sufficient to verify compliance with the Service Levels.

8	PROJECT AND CONTRACT MANAGEMENT

8.1	Relationship Managers

Each Party (an “Appointing Party”) will appoint an individual (a “Relationship Manager”) who, from the Effective Date until replaced by the Appointing Party, will serve as that Appointing Party’s representative under this Agreement. Each Relationship Manager will (i) have overall responsibility for managing and coordinating the performance of the Appointing Party’s obligations under this Agreement, and (ii) be authorized to act for and on behalf of the Appointing Party concerning all matters relating to this Agreement. Neither Party will reassign its Relationship Manager, unless it provides at least 10 days’ prior written notice to the other Party. If a Party terminates the employment of or reassigns its Relationship Manager, it will appoint a new Relationship Manager with prior written notice to, and consultation with, the other Party.

8.2	Reports and Meetings

(a)	As soon as reasonably practicable after the Effective Date, the Parties will determine an appropriate set of periodic reports to be issued by Perot Systems to Hillwood.

(b)	As soon as reasonably practicable after the Effective Date, the Parties will determine an appropriate set of meetings, and the frequency of those meetings, to be held between representatives of Hillwood and Perot Systems. Perot Systems will prepare and circulate an agenda sufficiently in advance of each of those meetings to give participants an opportunity to prepare for the meeting. Perot Systems will incorporate into that agenda any items that Hillwood desires to discuss.

8.3	Change Control Process

As soon as reasonably practicable after the Effective Date, the Parties will establish a written description of the change control process (“Change Control Process”) that will apply to any Changes under any Statement of Work. For the purpose of this Section, “Changes” are any changes to the Software, the Equipment or the Services that would (i) materially alter the functionality thereof or (ii) result in a degradation of the Services or the Service Levels, or the cost to perform the Services. Upon agreement by the parties of a Change Control Process, it will be attached to and made part of this Agreement as Schedule 8.3.

8.4	Escalation Procedures

As soon as reasonably practicable after the Effective Date, Perot Systems and Hillwood will establish a procedure for immediately escalating to a team of appropriate senior level managers or officers, including the Relationship Manager for each Party, any significant technical problem that may arise from time to time that could have a negative impact on critical portions of Hillwood’s business if not quickly resolved.

9	OPERATIONAL AUDITS

9.1	Audit Rights

Hillwood and its independent auditors (who will not be competitors of Perot Systems, other than Hillwood’s reporting external auditors) may conduct an operational audit pertaining to the Services upon 10 business days’ written notice to Perot Systems and at no additional expense to Perot Systems. The operational audit may require Perot Systems to (i) process through any system test data supplied by Hillwood or its auditors reasonably determined to reflect the normal demands on the system, (ii) download Hillwood Data to a computer designated by the Hillwood or its auditors, or (iii) where applicable, conduct a system backup and disaster recovery audit. The audit will be conducted in a manner that does not interfere with the performance of the Services. The purpose of the audit will be to verify that Perot Systems is exercising reasonable data processing operational procedures in performing the Services and to confirm that Perot Systems is performing its obligations under this Agreement. The Parties will review the report from each operational audit and take appropriate actions based on these reviews. Perot Systems will provide to Hillwood’s auditors and inspectors any assistance they reasonably require, Hillwood will reimburse Perot Systems for the reasonable costs Perot Systems incurs in connection with those audits or inspections, and Perot Systems’ obligation to meet the Service Levels will be suspended during any such audit.

9.2	Regulatory Access

The records maintained and produced under this Agreement will at all times be available for examination and audit by any governmental agency, regulator or exchange of which Hillwood is a member and which has jurisdiction over Hillwood’s business. Each Party will notify the other promptly of any formal request by an authorized governmental agency, regulator or exchange to examine records regarding Hillwood that are maintained by Perot Systems. Upon Hillwood’s written request, Perot Systems will provide any relevant information to those agencies, regulators or exchanges and will subject itself to any required examination or regulation. Hillwood will reimburse Perot Systems for the reasonable costs Perot Systems incurs in connection with that examination or regulation.

9.3	Records Retention

For three years following the expiration or termination of each Statement of Work, Perot Systems will maintain and provide Hillwood with access upon request to the records, documents and other information related to that Statement of Work to the extent necessary to meet Hillwood’s audit rights under this Agreement.

10	HILLWOOD RESPONSIBILITIES

Hillwood will perform the functions and obligations described in each Statement of Work, in addition to Hillwood’s other responsibilities set forth elsewhere in this Agreement. Hillwood will cooperate with Perot Systems by, among other things, making its management decisions, information, approvals and acceptances available to Perot Systems on a timely basis upon reasonable request, so that Perot Systems may accomplish its obligations and responsibilities under this Agreement and each Statement of Work. Hillwood’s Relationship Manager, or his or her designee, will be Perot Systems’ principal point of contact for obtaining those decisions, information, approvals and acceptances.

11	CHARGES

11.1	Charges

Hillwood will pay to Perot Systems the amounts set forth in each Statement of Work.

11.2	Cost of Living Adjustment

Unless otherwise specifically provided in a Statement of Work, the charges and rates contained in this Agreement and each Statement of Work are subject to the Cost of Living Adjustment provisions set forth on Schedule 11.2 hereto, unless a different cost of living adjustment mechanism is set forth in a Statement of Work.

11.3	Expenses

Hillwood will reimburse Perot Systems for all out-of-pocket expenses, such as travel and travel-related expenses, incurred by Perot Systems in connection with its performance of the Services, provided that any expense in excess of $1,000.00 shall not be incurred without the prior written or email approval of Hillwood.. Perot Systems will follow its corporate travel policy.

11.4	Taxes

The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement and each Statement of Work are as follows:

(a)	Each Party is responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income.

(b)	There will be added to any charges under this Agreement and each Statement of Work, and Hillwood will pay to Perot Systems, amounts equal to any federal, state or local taxes, however designated or levied, based on those charges, on this Agreement, on a Statement of Work, or on the Services.

(c)	If a tax is assessed on the provision of any of the Services, the Parties will work together to segregate the payments into (i) those for taxable Services, and (ii) those for nontaxable Services.

(d)	The Parties will cooperate to enable each to more accurately determine its own tax liability and to minimize that liability to the extent legally permissible. Perot Systems’ invoices will separately state the amounts of any taxes Perot Systems is collecting from Hillwood. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(e)	Perot Systems will promptly notify Hillwood of, and coordinate with Hillwood the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Hillwood is responsible under this Agreement, it being understood that with respect to any claim arising out of a form or return signed by a Party, that Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Hillwood requests that Perot Systems challenge the imposition of any tax, Hillwood will reimburse Perot Systems for the reasonable legal fees and expenses Perot Systems incurs. Hillwood will be entitled to any tax refunds or rebates granted to the extent those refunds or rebates are of taxes that were paid by Hillwood.

11.5	New Services

If at any time during the Term of any Statement of Work, Perot Systems provides services to Hillwood that are not specifically described in such Statement of Work,

Hillwood will pay Perot Systems at Perot Systems’ then-current rates for such services or on such other basis as the Parties may mutually agree in writing.

12	INVOICING AND PAYMENT

12.1	Invoicing

Perot Systems will invoice Hillwood monthly for all amounts due under this Agreement or any Statement of Work. Monthly base charges will be invoiced in advance and will be due and payable on the first day of the month for which the amounts are due. All other amounts due will be invoiced in arrears. Perot Systems will compute periodic charges under this Agreement and each Statement of Work on a calendar month basis and prorate those charges for any partial month.

12.2	Payment Due

Subject to the other provisions of this Article 12 and unless otherwise agreed, Hillwood will pay invoices that Perot Systems submits under this Agreement and each Statement of Work within 30 days after receipt. Any amount not paid when due will thereafter bear interest paid at a rate equal to the lesser of (i) eighteen percent (18%) per annum, pro-rated on the basis of a 365 day year, or (ii) the highest rate allowed by applicable law.

12.3	Audit of Charges

If Hillwood provides a reasonable request in advance, Perot Systems will permit Hillwood or its independent auditors (who will not be competitors Perot Systems, other than Hillwood’s reporting external auditors), at no additional expense to Perot Systems, to access Perot Systems’ books and records at a mutually agreeable time and place to perform an annual audit to the extent necessary to verify Perot Systems’ charges to Hillwood under this Agreement and any Statement of Work. Hillwood will provide Perot Systems with a copy of the audit report resulting from each audit. As promptly as practicable after providing the audit report, the Parties will review it and work in good faith to agree on any adjustment of charges and any appropriate future adjustments to Perot Systems’ charges or practices under, and necessary for compliance with, this Agreement and any Statement of Work. If Perot Systems desires to limit the scope of Hillwood’s audit in order to protect confidential or proprietary information of Perot Systems or any customer of Perot Systems, the audit will be conducted by an independent third party auditor mutually acceptable to Perot Systems and Hillwood, who will verify Perot Systems’ charges to Hillwood for the relevant period without disclosing any confidential information to Hillwood.

13	SAFEGUARDING OF DATA AND CONFIDENTIALITY

13.1	Hillwood Data

As between Hillwood and Perot Systems, Hillwood owns and will continue to own all right, title and interest in and to all Hillwood Data. Upon the termination of this Agreement for any reason or, with respect to any Hillwood Data, on any earlier date as

Hillwood and Perot Systems mutually determine that Perot Systems will no longer need the Hillwood Data to render the Services, that Hillwood Data will be either erased from the data files maintained by Perot Systems or, if Hillwood so elects, returned to Hillwood. Perot Systems may not use Hillwood Data for any purpose except to provide the Services, nor may Perot Systems disclose, sell, assign, lease or otherwise dispose of or commercially exploit Hillwood Data or any part of thereof.

13.2	Safeguarding Hillwood Data

Perot Systems will establish and maintain safeguards against the destruction, loss or alteration of Hillwood Data in its possession that are no less rigorous than those in effect at the applicable Hillwood Facilities as of the applicable Effective Date. If Hillwood reasonably requests additional safeguards for Hillwood Data, Perot Systems will provide those additional safeguards and Hillwood will pay Perot Systems for them at Perot Systems’ then-current rates or agreed to rates in a Statement of Work for the resources required to provide those safeguards. Hillwood may establish backup security for data and keep backup data and data files in its possession if it so chooses; but Perot Systems will have access to the backup data and data files as Perot Systems reasonably needs to provide the Services.

13.3	Physical Security for Facilities

Perot Systems will perform all reasonably necessary security procedures at any place where it performs Services to the extent Perot Systems is assuming responsibility for those security procedures pursuant to the terms of a Statement of Work. The procedures at the Hillwood Facilities will be no less rigorous than those in effect there as of the applicable Effective Date. Hillwood will provide all necessary security personnel and security equipment at the Hillwood Facilities. Perot Systems’ personnel will comply with Hillwood’s reasonable physical security procedures, as made available to Perot Systems before the applicable Effective Date, concerning access to any Hillwood Facilities, data and data files.

13.4	Confidentiality

(a)	Each Party (a “receiving Party”) agrees that all information provided under this Agreement or a Statement of Work by the other Party (a “disclosing Party”) will be treated as confidential information, regardless of whether marked or described as Confidential Information, and all confidentiality notices on that Confidential Information will be retained.

(b)	In avoiding unauthorized disclosure or use of the disclosing Party’s Confidential Information, the receiving Party will use at least the same degree of care, but no less than a reasonable degree of care, as it employs concerning its own Confidential Information of similar importance.

(c)	The receiving Party may disclose Confidential Information only to its own officers, directors, and employees and to its consultants, subcontractors and advisors who reasonably need to know it. The receiving Party will be responsible to the disclosing Party for any violation of the provisions of this Article 13 by its officers, directors, employees, consultants, subcontractors or advisors.

(d)	Except as otherwise provided in writing between the Parties, the receiving Party may not print, copy or reproduce in any way, in whole or in part, any documents or other media containing the disclosing Party’s Confidential Information, other than copies for its officers, directors, employees, consultants or advisors who reasonably need to know it, without the prior written consent of the disclosing Party.

(e)	The receiving Party may not use the disclosing Party’s Confidential Information for any purpose not in furtherance of this Agreement, unless it obtains the disclosing Party’s prior written authorization.

(f)	If the receiving Party is requested to disclose any of the disclosing Party’s Confidential Information as part of an administrative or judicial proceeding, the receiving Party will, to the extent permitted by applicable law, promptly notify the disclosing Party of that request and cooperate with the disclosing Party, at the disclosing Party’s expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, the receiving Party will (i) disclose only that portion of the Confidential Information that is legally required to be disclosed based on the opinion of its counsel and (ii) use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(g)	The receiving Party agrees that in the event of a breach or threatened breach by the disclosing Party, or any officer, director, consultant, subcontractor, advisor or employee of the disclosing Party, of the provisions of this Article 13, the disclosing Party will have no adequate remedy in money damages. Accordingly, each Party agrees that the other may seek, from any court of competent jurisdiction, injunctive and preliminary relief, including against a party’s specific employees or subcontractors, to remedy any actual or threatened unauthorized use or disclosure of the other party’s Confidential Information

14	REPRESENTATIONS AND WARRANTIES

14.1	Authorization

Each Party represents and warrants to the other that (i) it has the requisite corporate power and authority to enter into this Agreement and each Statement of Work and to carry out the transactions contemplated by this Agreement and each Statement of Work, including the giving or withholding of any approval, acceptance, consent, notice or other action required or permitted by this Agreement or that Statement of Work, and (ii) the execution, delivery and performance of this Agreement and each Statement of Work and the consummation of the transactions contemplated by this Agreement and each

Statement of Work have been and will be duly authorized by the requisite corporate action on the part of that Party.

14.2	Compliance with Laws

Each Party represents and warrants to the other that it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would have no material adverse effect on its ability to fulfill its obligations under this Agreement and each Statement of Work.

14.3	Outstanding Liabilities

Each Party represents to the other that it is not a party to any outstanding litigation, arbitrated matter or other dispute known to that Party that, if decided unfavorably to that Party, would reasonably be expected to have a potential or actual material adverse impact on that Party’s ability to fulfill its obligations under this Agreement and each Statement of Work.

14.4	Disclaimer

EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES AND EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15	INSURANCE

15.1	Insurance

During the Term, Perot Systems will have and maintain the following insurance coverage:

(a)	Worker’s Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee and Employer’s Liability Insurance with a minimum limit of $500,000 per employee and aggregate.

(b)	Commercial General Liability Insurance, including Products, Completed Operations, and Personal Injury Liability, Contractual Liability and Broad Form Property Damage Liability covering bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence and $2,000,000 general aggregate. The policy will be endorsed to name Hillwood as additional insured.

(c)	Electronic Data Processing Property Insurance, using a special cause of loss coverage form, on Equipment and Systems Software owned or leased by Perot Systems, including Extra Expense coverage, on a replacement cost valuation basis.

(d)	Automobile Liability Insurance covering use of owned, non-owned, and hired automobiles with a minimum combined single limit of $1,000,000 per accident for bodily injury and property damage.

(e)	Umbrella Liability Insurance with a minimum limit of $10,000,000 per occurrence and aggregate in excess of the insurance under policies indicated in Sections 15.1(a), 15.1(b) and 15.1(d).

(f)	Employee Dishonesty Insurance, in a minimum amount of $1,000,000 per loss, for loss arising out of or in connection with fraudulent or dishonest acts committed by Perot Systems’ employees, acting alone or in collusion with others, including loss of money, securities and other property of others in Perot Systems’ care, custody or control.

15.2	Policies

Upon the written request of Hillwood, Perot Systems will cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are in force.

16	INDEMNITIES

16.1	Indemnity by Perot Systems

Perot Systems will indemnify, defend and hold harmless Hillwood and its Affiliates, and their officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from third party claims alleging:

(a)	Perot Systems’ failure to perform any obligations to be performed on or after the Effective Date by Perot Systems under any contracts, including Third Party Software licenses and Third Party Service Contracts where Perot Systems has expressly agreed under any Statement of Work to perform those obligations; and

(b)	Any claims of infringement of any United States patent, trade secret, copyright or other proprietary rights enforceable in the United States or other proprietary rights, alleged to have occurred because of (i) Software or other resources selected by Perot Systems and provided by Perot Systems to Hillwood, or (ii) Perot Systems’ activities under this Agreement (other than claims based on Perot Systems’ use of Software or resources provided by Hillwood).

16.2	Indemnity by Hillwood

Hillwood will indemnify, defend and hold harmless Perot Systems and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from third party claims alleging:

(a)	Hillwood’s failure to observe or perform any obligations to be performed by Hillwood under any contracts, including Third Party Software licenses and Third Party Service Contracts, excluding those obligations under any of those contracts where Perot Systems has expressly agreed under any Statement of Work to perform those duties or obligations; and

(b)	Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of (i) Software or other resources selected by customer or provided by Hillwood to Perot Systems, or (ii) Hillwood’s activities under this Agreement (other than claims based on Hillwood’s use of Software or resources provided by Perot Systems).

16.3	Cross Indemnity

Each Party will indemnify, defend and hold harmless the other and the other’s Affiliates, and their officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses, arising out of third party claims alleging (i) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor, provided such claims do not arise out of any act or omission of indemnitee, (ii) the damage, loss or destruction of any tangible personal property (other than Software, data or documentation) of the indemnitor, provided such damage, loss or destruction does not arise out of any act or omission of indemnitee, (iii) any claim, demand, charge, action, cause of action or other proceeding asserted against the indemnitee by a person that results from an act or omission of the indemnitor in its capacity as an employer of the person, provided such claim, demand, charge, action, cause of action or other proceeding does not arise out of any act or omission of indemnitee.

16.4	Infringement

If either Party is obligated to indemnify the other Party under Section 16.1(a) or (b), then such Party (the “Indemnifying Party”) will, in addition to indemnifying the other Party as provided in this Article 16 and to the other rights the other Party may have under this Agreement, promptly at the Indemnifying Party’s expense use all commercially reasonable efforts to secure the right to continue using the item or to replace or modify the item to make it non-infringing, provided that any replacement or modification will not degrade the performance or quality of the affected component of the Services. If the Indemnifying Party can accomplish neither of those actions, and only in that event, then the Indemnifying Party will cease using the infringing item, and the parties will work in good faith to equitably adjust the Services, Service Levels and Perot Systems’ charges under this Agreement.

16.5	Indemnification Procedures

With respect to any third party claims for which either Party is entitled to indemnification under this Article 16 (an “Indemnifiable Claim”), the following procedures will apply:

(a)	Notice. After any entity entitled to indemnification under this Article 16 receives notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving an Indemnifiable Claim for which the indemnitee will seek indemnification under this Article, the indemnitee will promptly notify the indemnitor of that claim in writing. However, failing to notify an indemnitor of a claim will not relieve the indemnitor of its obligations under this Agreement except to the extent the indemnitor is prejudiced thereby. As soon as reasonably practicable after receiving written notice of the claim, the indemnitor will notify the indemnitee in writing as to whether the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b)	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any Indemnifiable Claim at least 10 days before the date on which any response to a complaint or summons is due, the indemnitor is entitled to have sole control over the defense and settlement of that claim. However, the indemnitee may participate in defending that claim and may employ counsel at its own expense to assist in defending the claim. The indemnitor will obtain the prior written approval of the indemnitee before entering into any settlement of the claim or ceasing to defend against the claim..

(c)	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election electing to assume the defense of an Indemnifiable Claim at least 10 days before the date on which any response to a complaint or summons is due, the indemnitee may defend the claim in any manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor will promptly reimburse the indemnitee for all those costs and expenses.

(d)	Subrogation. If an indemnitor is obligated to indemnify an indemnitee under this Article 16, then upon paying that indemnity in full, the indemnitor will be subrogated to all rights of the indemnitee concerning the claims to which the indemnification relates.

17	LIABILITY

17.1	Definition of Liability

(a)	Except with respect to Hillwood’s obligations to make payments to Perot Systems under this Agreement including the Statements of Work (including any obligation to make payments in the future under this agreement including the

Statements of Work), in no event is either Party liable to the other because of the other Party’s performance or nonperformance of its obligations under this Agreement or any Statement of Work, whether arising by contract or tort (including negligence, intended conduct, or otherwise), for any amounts for indirect, special, consequential or punitive damages of any party, including third parties.

(b)	Except with respect to Hillwood’s obligations to make payments to Perot Systems under this Agreement including the Statements of Work (including any obligation to make payments in the future under this Agreement including the Statement of Work), with respect to all claims arising out of, under or in connection with this Agreement, each party’s liability will not exceed, in the aggregate, an amount equal to the charges actually paid by Hillwood to Perot Systems during the first three months after the Effective Date of this Agreement (excluding amounts paid as reimbursement of expenses and taxes).

(c)	The limitations in subsection (b) above do not apply with respect to either Party’s obligations under Section 16.3(i).

(d)	A Party may not assert against the other any cause of action arising under this Agreement or any Statement of Work that was actually known to exist by such party more than two years before that Party filed a suit alleging that cause of action.

17.2	Force Majeure

(a)	Neither Party is liable for any default or delay in the performance of its obligations under this Agreement or any Statement of Work (excluding payment obligations hereunder or thereunder) if and to the extent a Force Majeure Event occurs. For purposes of this Article, a “Force Majeure Event” occurs if and to the extent: (i) the default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God; riots, civil disorders, rebellions or revolutions in any country; acts or omissions of third parties not subcontractors of the defaulting party; or any other cause beyond the reasonable control of that Party; (ii) the non-performing Party is without fault in causing that default or delay; (iii) the non-performing Party cannot reasonably circumvent the default or delay through the use of alternate sources, workaround plans or other means (including, with respect to Perot Systems, by Perot Systems meeting any express obligations it may have for performing disaster recovery services as part of the Services), and (iv) with respect to any obligation to be performed by Perot Systems hereunder, any delay caused by Hillwood’s failure to furnish Perot Systems with written approval of out-of-pocket expenses as set forth in Section 11.3, provided Perot Systems is without fault in causing the delay and cannot reasonably circumvent the delay through the use of alternate sources, workaround plans or other means.

(b)	If and for so long as a Force Majeure Event occurs, the non-performing Party is excused from further performing or observing the obligation(s) affected, provided the Party continues to use commercially reasonable efforts to recommence performance. Any Party delayed in its performance under those circumstances will promptly notify the Party to whom performance is due and describe at a reasonable level of detail the circumstances causing the delay.

18	DISPUTE RESOLUTION

The Relationship Managers will meet as often as mutually agreed to review performance under this Agreement and each Statement of Work. If any dispute between the Parties arises out of or in connection with this Agreement or any Statement of Work, the escalation and dispute resolution procedures specified in Schedule 18 will apply. Unless the Agreement or the applicable Statement of Work has been terminated in accordance with the provisions of Article 19, Perot Systems will continue to provide the Services during any dispute resolution proceedings, if Hillwood continues to make payment for those Services as provided in this Agreement.

19	TERMINATION

19.1	Termination for Cause

If either party materially defaults in performing any of its duties or obligations (except for payment obligations) under this Agreement or under a Statement of Work, and fails to substantially cure that default within 60 days after receiving written notice specifying the default (or, concerning any default that cannot reasonably be cured within that 60 day period but is curable, if Perot Systems fails to proceed within that 60 day period to commence curing the default and thereafter to proceed with all due diligence to substantially cure it, and to substantially cure it within 120 days after the giving of that written notice), then the non-defaulting party may, by giving written notice of the default to the defaulting party, terminate the Statement of Work that was breached and, where applicable, this Agreement, as of a date specified in the notice of termination, which date will be no later than one year after the date on which the terminating Party’s right to terminate that Statement of Work or this Agreement arose. A Party’s right to give a termination notice under this Section will expire once the default is substantially cured.

19.2	Termination for Non-Payment

If either Party defaults in the payment when due of any amount under any Statement of Work, and does not cure the default within 10 days after receiving written notice of the default, then the other Party may, by giving written notice of the default to the defaulting Party, terminate that Statement of Work as of a date specified in the notice of termination, which date will be no later than one year after the date on which the terminating Party’s right to terminate that Statement of Work arose. A Party’s right to give a termination notice under this Section will expire once it is current in its payment obligations hereunder, including any applicable interest payments.

19.3	Termination for Insolvency

If a Party (the “Insolvent Party”) becomes or is declared insolvent or bankrupt; is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it (which, in the case of involuntary proceedings, remains undismissed for at least 60 days); makes an assignment for the benefit of substantially all of its creditors; or enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations, then the other Party may, by giving written notice to the Insolvent Party, terminate this Agreement and each Statement of Work as of a date specified in the notice of termination. However, neither this Agreement nor any Statement of Work may be terminated under this Section 19.3 once the Insolvent Party ceases to be insolvent or be the subject of a proceeding relating to its liquidation, insolvency or the appointment of a receiver.

19.4	Termination for no Statements of Work

Either Party may terminate this Agreement by providing the other Party with at least 30 days prior written notice of termination if there are no outstanding Statements of Work.

Other Termination Rights

19.5	Rights Upon Termination or Expiration

Upon receiving any notice of termination by Hillwood, or upon expiration of the Term, Perot Systems will provide to Hillwood the termination assistance reasonably requested to allow the Services provided under the terminated Statement of Work to continue, and to facilitate the orderly transfer of responsibility for performance of the Services to Hillwood, for a period of up to six months after the termination or expiration of the Term; provided that Hillwood shall pay Perot Systems for the resources used by Perot Systems to provide those services at rates equal to Perot Systems’ then-current commercial rates for those resources. Notwithstanding the foregoing, if Hillwood terminates this Agreement for cause in accordance with Section 19.1, Perot Systems will provide termination assistance as part of its Services. If termination of this Agreement is a result of a breach of any part of this Agreement or any Statement of Work by Hillwood, then Hillwood will pay Perot Systems for such termination assistance, in advance, on a time and material basis at Perot Systems’ then-standard commercial billing rates. All such advance payments will be payable on the first day of each month (the first month’s payment will be paid on the first day termination assistance is to begin if it is not on the first day of the month) of the termination assistance period in an amount equal to Perot Systems’ reasonable estimate of the total amount payable to Perot Systems for such termination assistance for that month, adjusted as necessary, to reconcile the estimated and actual charges for transition assistance provided during the prior month. Perot Systems will invoice Hillwood each month in advance in accordance with the preceding sentence. The termination assistance to be provided may include the following:

(a)	Developing, together with Hillwood, a plan for the orderly transition of the performance of the Services from Perot Systems to Hillwood or to a third party designated by Hillwood.

(b)	Providing reasonable training for personnel of Hillwood in the performance of the Services then being transitioned to Hillwood or the third party designated by Hillwood, to the extent Services are being assumed by that third party.

(c)	Providing Hillwood the right to assume any leases for Equipment leased by Perot Systems, if and to the extent Perot Systems has the necessary rights, or to purchase from Perot Systems any Equipment owned by Perot Systems that is then dedicated to providing Services for Hillwood pursuant to the terminated Statement of Work. If Hillwood exercises this right, it will pay to Perot Systems an amount equal to Perot Systems’ book value of the applicable Equipment, as calculated in accordance with generally accepted accounting principles. Perot Systems will also provide all user and other documentation in its possession that relates to that Equipment. Hillwood will assume responsibility under any maintenance agreements for that Equipment to the extent those responsibilities relate to periods after the date of termination or expiration of the applicable Statement of Work.

(d)	Assigning, at Hillwood’s expense, to Hillwood or its designee, any third party services then being used by Perot Systems in performing the Services pursuant to the terminated Statement of Work, including Services being provided through third party service or maintenance contracts on Equipment and Software if and to the extent Perot Systems has the necessary rights. Perot Systems will be entitled to retain the right to use any of those third party services in connection with the performance of services for any other Perot Systems customer.

(e)	Granting to Hillwood (provided that Hillwood is not determined to be in breach of this Agreement, including any Statement of Work hereunder, in accordance with the dispute resolution procedures outlined in Schedule 18 or does not contest Perot Systems allegation of such breach, and subject to Perot Systems’ rights under any license agreement for any Perot Systems Software licensed by Perot Systems) a nontransferable, nonexclusive, paid up, royalty free license to use the application software programs (including all related documentation) of any Perot Systems Software then being used by Perot Systems in providing the Services to Hillwood, and required for Hillwood’s continued operations, pursuant to the terminated Statement of Work (the “Licensed Perot Systems Programs”), subject to the following:

(1)	Except with the prior written consent of Perot Systems, the Licensed Perot Systems Programs will not be operated, directly or indirectly, (i) by persons other than employees, consultants or agents of Hillwood, or (ii) on equipment that is not under the control of Hillwood.

(2)	Except with the prior written consent of Perot Systems, the Licensed Perot Systems Programs may only be used for Hillwood’s internal operations.

(3)	Hillwood will keep the Licensed Perot Systems Programs confidential, will not at any time allow the Licensed Perot Systems Programs, or any of the various components of them or any modifications to them, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by Hillwood or its employees or agents and, except to the extent necessary for normal operation of the Licensed Perot Systems Programs as permitted in this Agreement, will not permit the Licensed Perot Systems Programs to be copied or reproduced, in whole or in part, by any person at any time.

(4)	Hillwood agrees that the Licensed Perot Systems Programs are Perot Systems’ and its licensors’ valuable property, that violation in any material respect of any provision of this Section would cause Perot Systems irreparable injury for which it would have no adequate remedy at law, and, in addition to any and all other remedies or rights Perot Systems may have at law or in equity, Perot Systems will be entitled to preliminary and other injunctive relief against a violation of that nature.

20	MISCELLANEOUS

20.1	Notices

All notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement or any Statement of Work will be in writing and will be deemed given (i) on the date sent, when sent by facsimile or delivered personally, (ii) on the next business day when sent by overnight Federal Express, Express Mail or similar service and (iii) on the third business day after being mailed when mailed by certified first class mail, return receipt requested, to each party at the following address (or to such other address as that party may have specified by notice given to the other pursuant to this provision):

If to Perot Systems:	with a copy to:

Perot Systems Corporation	Perot Systems Corporation
12404 Park Central Drive	12404 Park Central Drive
Dallas, Texas 75251	Dallas, Texas 75251
Attention: Al Christianson	Attention: General Counsel

If to Hillwood:	with a copy to:

Hillwood Enterprises, L.P.	Hillwood Enterprises L.P.
12377 Merit Drive, Suite 1350	12377 Merit Drive, Suite 1350
Dallas, Texas 75251	Dallas, Texas 75251
Attention: Jonas Woods	Attention: General Counsel

20.2	Binding Nature and Assignment

This Agreement and each Statement of Work is binding on the Parties and their respective successors and assigns. Either party may assign its right to receive payments under this Agreement and each Statement of Work by providing written notice of that assignment to the other Party. In addition, either Party may assign all of its rights and obligations under this Agreement and all Statements of Work to any acquiror of all, or substantially all, of that Party’s assets, provided that such transfer may not increase the scope of the Services or of any other obligations of the non-assigning Party. Except as otherwise provided in this Section, neither Party will, nor has the power to, assign this Agreement nor any Statement of Work without the other Party’s prior written consent, which will not be unreasonably withheld.

20.3	Severability

Whenever possible, each provision of this Agreement and each Statement of Work will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or a Statement of Work is held to be prohibited by or invalid under applicable law, that provision will be deemed restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement will be enforced as if this Agreement and that Statement of Work was entered into without the invalid provision.

20.4	Counterparts

This Agreement and each Statement of Work may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

20.5	Relationship of Parties

Perot Systems, in furnishing services to Hillwood under this Agreement and each Statement of Work, is acting only as an independent contractor. Perot Systems does not undertake by this Agreement or any Statement of Work or otherwise to perform any of Hillwood’s obligations, whether regulatory or contractual (excluding the Third Party Service Contracts), or to assume any responsibility for any of Hillwood’s business or operations. Perot Systems has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Perot Systems under this Agreement and each Statement of Work. Hillwood acknowledges and agrees that, except as otherwise provided by this Agreement or any

Statement of Work, Perot Systems may perform information technology services, including services similar to those performed for Hillwood under this Agreement and any Statement of Work, for any third party and at any Perot Systems Facility that Perot Systems may use to provide the Services.

20.6	Compliance with Laws and Regulations

Each Party will perform its obligations in a manner that complies with the applicable federal, state and local laws, regulations, ordinances and codes (including identifying and procuring necessary permits, certificates, approvals and inspections). Neither Party’s execution, delivery, or performance of this Agreement or any Statement of Work will constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

20.7	Hiring of Employees

Unless otherwise provided in a Statement of Work, during the Term and for twelve months thereafter, neither Party will offer employment to or employ any person employed then or within the preceding three months by the other or the other’s affiliates without the prior written consent of the other Party, provided that such consent will not be unreasonably withheld.

20.8	Third Party Beneficiaries

This Agreement does not, and neither Party intends that this Agreement will, confer any legal rights on any third party or to be enforceable in any part by a third party.

20.9	Media Releases

Other than references by Perot Systems to Hillwood in its promotional, marketing and related materials, all media releases, public announcements and public disclosures by either Party relating to this Agreement or its subject matter shall be subject to the other Party’s review and approval prior to release. This restriction does not apply (i) to any announcement intended solely for internal distribution or (ii) any disclosure required by law. This Agreement does not confer and neither Party will have any right to use the other Party’s trademarks or logos without the other Party’s prior written consent.

20.10	Modification and Waiver

Only a written instrument duly executed by or on behalf of each Party may modify this Agreement or any Statement of Work. No delay or omission by either Party to exercise any right or power under this Agreement or any Statement of Work will impair that modification right or power, nor be construed to be a waiver of it. If either Party waives any of the other Party’s obligations under this Agreement or any Statement of Work, or waives any breach of this Agreement or any Statement of Work, that waiver will not be construed to be a waiver of any succeeding breach nor of any other obligation under this Agreement or any Statement of Work.

20.11	Entire Agreement

This Agreement and each Statement of Work, including the Schedules and Exhibits referred to in this Agreement and that Statement of Work and attached to it, each of which is incorporated in this Agreement for all purposes, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and that Statement of Work. There are no representations, understandings or agreements, written or oral, relative to this Agreement that are not fully expressed in this Agreement or a Statement of Work.

20.12	Governing Law

The laws of the State of Texas (other than the choice of law rules) will govern all questions concerning the construction, validity, enforceability and interpretation of this Agreement and each Statement of Work and the performance of the obligations imposed by this Agreement and each Statement of Work.

IN WITNESS WHEREOF, Perot Systems and Hillwood have each caused this Agreement to be signed and delivered by its duly authorized representative, all as of the Effective Date.

PEROT SYSTEMS CORPORATION	HILLWOOD ENTERPRISES, L.P.

By: /s/ J. Woods	By: /s/ Allen Christianson

Name: Jonas Woods	Name: Allen Christianson

Title: Executive Vice President	Title: Emerging Industries Central Area Manager

SCHEDULE 3.4

Form of

STATEMENT OF WORK

THIS STATEMENT OF WORK (as amended, modified and supplemented from time to time, this “Statement of Work”), dated as of __________ (the “Effective Date”), is between Hillwood Enterprises, L.P., a Texas limited partnership (“Hillwood”), and Perot Systems Corporation, a _________ (“Perot Systems”).

BACKGROUND AND OBJECTIVES

Hillwood desires to obtain from Perot Systems, and Perot Systems is willing to provide to Hillwood, Hillwood’s requirements for the services described in this Statement of Work, on the terms and conditions set forth in the Master Agreement for Information Technology Services (the “Agreement”), dated as of ____, 200 __, between Perot Systems and Hillwood and this Statement of Work;

Accordingly, Hillwood and Perot Systems agree as follows:

1.	Agreement

Except as otherwise expressly set forth in this Statement of Work, all the terms and conditions of the Agreement will apply to this Statement of Work. In the event of any conflict or inconsistency between the terms and conditions of this Statement of Work and the terms and conditions of the Agreement, the terms and conditions of this Statement of Work will apply.

2.	Statement of Work

During the term of this Statement of Work and except as otherwise provided in Schedule C hereto, Perot Systems will provide to Hillwood, and Hillwood will obtain from Perot Systems, Hillwood’s requirements for the Services specifically identified on Schedule A to this Statement of Work, all upon and subject to the terms and conditions specified in this Statement of Work.

3.	Definitions

As used in this Statement of Work:

4.	Term

The term of this Statement of Work will commence on the Effective Date and, unless earlier terminated in accordance with the terms of the Agreement, will continue until _______ or such later date as the parties may mutually agree.

5.	Perot Systems Obligations

During the term of this Statement of Work, Perot Systems will provide to Hillwood the Services in accordance with the Service Levels set forth on Schedule B hereto.

6.	Hillwood Obligations

Commencing on the Effective Date, Hillwood will be responsible for the performance of the obligations set forth on Schedule C hereto.

7.	Perot Systems’ Charges

Hillwood will pay Perot Systems for the Services in accordance with Schedule D hereto.

8.	Notices

Wherever under this Statement of Work one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Perot Systems:

In the case of Hillwood:

Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

9.	Entire Agreement

This Statement of Work, including any Exhibits and referred to herein and attached hereto, and the terms and conditions of the Agreement, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and there are no representations, understandings or agreements relative hereto and thereto, written or oral, which are not fully expressed herein or therein.

IN WITNESS WHEREOF, Perot Systems and Hillwood have each caused this Statement of Work to be signed and delivered by its duly authorized officer(s), all as of the Effective Date.

PEROT SYSTEMS CORPORATION	HILLWOOD ENTERPRISES, L.P.

By:	By:

Name: Jonas Woods	Name: Allen Christianson

Title: Executive Vice President	Title: Emerging Industries Central Area Manager